Exhibit 10.1
Anti-Dilution Waiver

AGREEMENT made as of this 13th day of February 2009 by and between United Energy Corporation, a New Jersey corporation having its principal place of business at 600 Meadowlands Parkway, Secaucus, New Jersey 07094 (“United”) and Joseph Grano, with offices located at 1185 Avenue of the Americas, Suite 1750, New York, New York 10036 (“Grano”).

WHEREAS, United heretofore issued Series A common stock purchase warrants to Grano (the “Grano Warrants”), to purchase an aggregate of 333,333 shares of common stock (the “Grano Warrant Shares”) of United at an original exercise price of $1.00 per share;

WHEREAS, pursuant to Section 9 of the Grano Warrants, in the event that United shall issue shares of common stock or other securities convertible into common stock at a price less than the current exercise price of the Grano Warrants, the exercise price of the Grano Warrants shall be reduced to such lower price and the number of Grano Warrant Shares shall be increased based upon a formula set forth in such section;

WHEREAS, the Company (a) has authorized the issuance of warrants to directors of the Company exercisable at $.12 per share of common stock and to a former employee of the Company exercisable at a price of $.30 per share of common stock (the “New Warrants”), has authorized the issuance of a convertible note to its counsel for legal fees past due in the approximate amount of $35,000 (the “Note”) which note is convertible into common stock at a price of $.12 per share, and (c) has agreed to reduce the exercise price of certain options (the “Wilen Options”) issued to its President to $.12 per share;

WHEREAS, Grano has agreed to limit the application of Section 9 of the Grano Warrants which would otherwise apply as a result of the issuance of the New Warrants and the Note, and as a result of the reduction of the exercise price of the Wilen Option.

NOW, THEREFORE, in consideration of the mutual covenants herein, it is agreed as follows:

1.           Reduced Exercise Price.         Notwithstanding anything to the contrary contained in the Grano Warrants, upon issuance of the New Warrants and the Note, the exercise price of the Grano Warrants shall be reduced from $1.00 to $.12 per share and the number of Grano Warrant Shares shall be increased from 333,333 to 2,033,333;

2.           Limited Waiver.       Grano hereby waives any further or additional increase in the number of Grano Warrant Shares, which would otherwise occur under Section 9, as a result of the issuance of the Note or New Warrants or as a result of the reduction of the exercise price of the Wilen Options.

3.           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchasers.

4.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.           Entire Agreement.  This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

6.           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

7.           Applicable Law and Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

8.           Counterparts.   This Agreement may be executed by fax transmission and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.           Notice.   For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

[signature page follows]

IN WITNESS WHEREOF, United Energy Corporation and Joseph Grano have caused this Agreement to be duly executed as of the date first written above.

United Energy Corporation

By:	/s/ Ronald Wilen
Name:	Ronald Wilen
Title:	Chief Executive Officer

/s/ Joseph Grano
Joseph Grano